SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages or various other social media channels or to its website, www.RestoretheMagic.com, or may otherwise disseminate the Social Media Post to the Company’s shareholders.

Exhibit 1

Video Transcript:

Nelson Peltz: I have tremendous confidence in Jay. I can’t wait to work with him on the board because he knows this company. He served this company when this company was winning. This company hasn’t won in a very long time. So when we get on a board and we get on the board because the shareholders have voted us on the board, you can bet that that boardroom and those executives are going to listen to our suggestions. We don’t have every answer. We don’t have the information that they have access to. When you are a director, you have the right to ask for anything. When we get on a board, we asked for a load of information. And then we go through those things and then we come back and make suggestions. Explain to them what we’re seeing. Give them an opportunity to explain to us why they’re doing it. And hopefully, and we’ve had this experience for years, decades, that we will do wind up with a very positive position on most things. We’re there to help this company. We’re there to get this company to finally perform, to live up to its reputation.